UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 21, 2008

YUHE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-83125	87-0569467
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 Hailong Street
Hanting District, Weifang, Shandong Province
The People’s Republic of China

+ 86 536 736 3688
(Address and telephone number of Registrant’s principal executive offices)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 1.01 Entry into Material Definitive Agreement

On November 11, 2008, Weifang Yuhe Poultry Co., Ltd., “PRC Yuhe”, a wholly-owned subsidiary of Yuhe International, Inc., the “Registrant”, entered into an equipment leasing agreement and a tenancy agreement, collectively, the “Agreements”, with Shandong Nongbiao Purina Feed Co., Ltd., “Shandong Nongbiao Purina”. Pursuant to the terms and conditions of the Agreements, Shandong Nongbiao Purina will lease certain equipment for feed production from, and install them at the premises owned by, PRC Yuhe. The leasing term is 10 years. Shandong Nongbiao Purina shall pay to PRC Yuhe an annual rental payment of RMB 1,500,000, approximately equivalent to $225,000. The rent payable by Shandong Nongbiao Purina under the tenancy agreement will be offset against the rental costs of the equipment.

In connection with the execution of the Agreements, Shandong Yuhe Food Group Co., Ltd., “Yuhe Group”, a PRC company based in Shandong Province, would be the guarantor of PRC Yuhe for RMB 4,500,000, approximately equivalent to $675,000, for the first five years and for RMB 3,000,000, approximately equivalent to $450,000, for the next five years. Yuhe Group is in the process of negotiating the terms of the guarantee agreement with the parties.

Additional Information

The Registrant directly owns 100% of the securities of Bright Stand International Limited, or “Bright Stand”, an international business company incorporated in the British Virgin Islands. Bright Stand directly owns 100% of the securities of PRC Yuhe, a wholly foreign-owned enterprise established under the laws of the PRC.

Yuhe Group is a PRC company based in Shandong Province. Mr. Gao Zhentao, a director and the Chief Executive Officer of the Registrant, is the controlling shareholder, legal representative and executive director of Yuhe Group, and holds 80% of Yuhe Group’s shares.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No	Description
99.1	Translation of the Equipment Leasing Agreement dated November 11, 2008 in English.

99.2	Translation of the Tenancy Agreement dated November 11, 2008 in English.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Yuhe International, Inc.

Date: November 21, 2008	By:	/s/ Gao Zhentao
Gao Zhentao
Chief Executive Officer